UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 18, 2012

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d) Election of New Directors.

In accordance with Article III, Section 3 of the Bylaws and based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of the Company (the “Board”) appointed Edward Escudero and Woodley “Woody” L. Hunt to fill vacant Board positions, effective December 18, 2012.

Mr. Escudero will initially serve as a Class II Director, filling the unexpired term of Kenneth R. Heitz. Mr. Escudero is expected to serve on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Escudero is president and chief executive officer of High Desert Capital LLC, a finance company that specializes in providing various types of capital alternatives to small and mid-size companies. He is also executive vice president and chief financial officer of C&R Distributing, a major distributor of fuel and industrial lubricants and owner of various convenience stores in West Texas and Southern New Mexico.

Mr. Hunt will initially serve as a Class III Director, filling the unexpired term of David W. Stevens. Mr. Hunt is expected to serve on the Compensation Committee and the External Affairs Committee. Mr. Hunt is chairman and chief executive officer of Hunt Companies, Inc. and its affiliated companies. Founded in 1947, Hunt Companies is an industry-leading real estate company dedicated to building value through development, investment and management. Mr. Hunt has focused on the key areas of public private partnerships, community development, real asset investment management and multifamily housing.

Both Mr. Escudero and Mr. Hunt will be compensated under the Company's non-employee director compensation program as described in the Company's proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY
(Registrant)

By:      /s/ MARY E. KIPP
Name:    Mary E. Kipp
Title:    Senior Vice President - General Counsel and
Chief Compliance Officer

Dated: December 19, 2012